Exhibit 99.2
Clear Channel Communications Comments
On Temporary Restraining Order Granted
In Merger Case By Texas Judge
SAN ANTONIO — March 27, 2008 — Clear Channel Communications released the following statement regarding a temporary restraining order granted in its favor last night by a Texas judge:
We commend Presiding District Court Judge John D. Gabriel of Bexar County, Texas for awarding a Temporary Restraining Order in favor of Clear Channel Wednesday evening. Judge Gabriel carefully considered the claims made in our lawsuit, and clearly recognized the importance of the Banks’ agreement and duty to provide debt financing to the Merger of the Company with CC Media Holdings, Inc. He found in favor of Clear Channel’s claim that irreparable harm would result if the Banks were not immediately enjoined from tortiously interfering with the Merger Agreement.
Accordingly, Judge Gabriel ordered that the Banks, among other things, must not “interfere with or thwart consummation of the Merger Agreement” by 1) refusing to fund the Merger transaction, 2) insisting on terms that are inconsistent with the Commitment Letter, or 3) refusing to act in good faith in the drafting of definitive loan documents.
We are pleased that the Banks and the Purchasers will now be able to move quickly to complete the loan documents and fund the Merger.
About Clear Channel Communications
Clear Channel Communications, Inc. (NYSE:CCU) is a global media and entertainment company specializing in mobile and on-demand entertainment and information services for local communities and premiere opportunities for advertisers. Based in San Antonio, Texas, the company’s businesses include radio, television and outdoor displays. More information is available at www.clearchannel.com.
CONTACT:
Clear Channel Communications
Lisa Dollinger (media), 210-822-2828
lisadollinger@clearchannel.com
or
Brainerd Communicators
Michele Clarke (media), 212-986-6667
clarke@braincomm.com
or
Clear Channel Communications
Randy Palmer (investors), 210-822-2828